CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                             OF
                  Elast Technologies, Inc.
                     (the "Corporation")

We, Phillip Flaherty and Thomas Krucker, certify that:


     1. The original articles were filed with the Office of the Secretary of State on November 5, 1996.

     2. As of the date of this certificate, 16,141,796 shares of stock of the corporation have been issued.

     3. Pursuant to a consent of the shareholders in lieu of a meeting, in which 9,000,000, representing 55.75% of the outstanding voting shares, approved the action taken by the Board of Directors, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

          Article One:  Name of Corporation.

          The  name  of  the corporation is PTS,  Inc.  (the
          "Corporation")

          and

          Article Fourth: Capitalization

          The aggregate number of shares the corporation shall have authority to issue shall be 250,000,000 shares of common stock, par value one mil ($.00l) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.



                                /s/ Phillip Flaherty
                                Phillip Flaherty, President



                                /s/ Thomas Krucker
                                Thomas Krucker, Secretary